Exhibit 99.1

THIS ANNOUNCEMENT RELATES TO THE DISCLOSURE OF INFORMATION THAT QUALIFIED OR MAY HAVE QUALIFIED AS INSIDE INFORMATION WITHIN THE MEANING OF ARTICLE 7(1) OF THE MARKET ABUSE REGULATION (EU) 596/2014 (AS IT FORMS PART OF DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018)
NOTICE OF EARLY REDEMPTION
to the holders of the outstanding
Sterling-denominated 3.95 per cent. Bonds due 2022 (ISIN: XS1117292554)
(the “Bonds”)
issued by
Kennedy Wilson Europe Real Estate Limited
(formerly known as Kennedy Wilson Europe Real Estate Plc)
(the “Issuer”)
NOTICE IS HEREBY GIVEN to the holders of the Bonds (the “Bondholders”) that, on 11 October 2021 (the “Optional Redemption Date”), the Issuer redeemed all of the outstanding Bonds in accordance with (i) Condition 5(c) (Redemption at the Option of the Issuer) of the Terms and Conditions of the Bonds (the “Conditions”) and (ii) the terms of the permanent global bond representing the Bonds.
Terms used in this notice but not defined herein shall have the meaning given to them in the Conditions.
The Bonds so redeemed were redeemed at the Make Whole Redemption Price notified to Bondholders on 7 October 2021 (such Make Whole Redemption Price being £1,024.96 per Calculation Amount, amounting to a total of £225,296,431.03, in respect of all of the Bonds called for redemption), together with interest accrued to (but excluding) the Optional Redemption Date (such interest accrued being an amount equal to £11.15 per Calculation Amount, amounting to a total of £2,450,128.73, in respect of all of the Bonds called for redemption).
In accordance with the Conditions, all of the Bonds called for redemption will be cancelled and may not be re-issued or resold.
For further information you may contact:
Daven Bhavsar, CFA
Vice President of Investor Relations
+1 (310) 887-3431
dbhavsar@kennedywilson.com
This notice, which is irrevocable, is given by Kennedy Wilson Europe Real Estate Limited on 11 October 2021.
This notice is released by the Issuer and contains information that qualified or may have qualified as inside information for the purposes of Article 7 of the Market Abuse Regulation (EU) 596/2014 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018) (“MAR”), encompassing information relating to the partial redemption of Bonds described above. For the purposes of MAR and Article 2 of Commission Implementing Regulation (EU) 2016/1055 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018), this announcement is made by Padmini Singla, General Counsel, Europe of the Issuer.
LEI Number: 213800WIL553Z1T6DZ52

1